Sanofi to Acquire Ablynx Advancing Research Platforms and Building a Leading Rare Blood Disorders Franchise January 29, 2018 Exhibit 99.2

Forward Looking Statements This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Sanofi’s and Ablynx’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi and Ablynx, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Sanofi’s and Ablynx’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related to Sanofi’s and Ablynx’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, risks associated with intellectual property, including the ability to protect intellectual property and defend patents, future litigation, the future approval and commercial success of therapeutic alternatives, and volatile economic conditions. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the SEC and the AMF made by Sanofi, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2016, and those listed under “Disclaimer” in the current reports on Form 6-K filed by Ablynx with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Sanofi and Ablynx do not undertake any obligation to update or revise any forward-looking information or statements.

Additional Information and Where to Find It (U.S. Offer) The tender offer for the outstanding ordinary shares (“Shares”), American Depositary Shares of Abylnx issued by J.P. Morgan Chase Bank, N.A., acting as depositary (“ADSs”), warrants (“Warrants”) and convertible bonds of Ablynx (“Bonds” and, together with the Shares, ADSs and Warrants, the “Securities”) has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any Securities of Ablynx. At the time the tender offer is commenced, Sanofi will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, Ablynx will file a solicitation/recommendation statement on Schedule 14D-9. Holders of Securities are urged to carefully review the documents that will be filed by Sanofi and Ablynx with the SEC because these documents will contain important information, including the terms and conditions of the tender offer. The offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, are available to all holders of Securities of Ablynx at no expense to them. These documents are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors.

Additional Information with Regard to the Belgian Bid The tender offer for the outstanding ordinary shares (“Shares”), American Depositary Shares of Ablynx issued by J.P. Morgan Chase Bank, N.A., acting as depositary (“ADSs”), warrants (“Warrants”) and convertible bonds of Ablynx (“Bonds” and, together with the Shares, ADSs and Warrants, the “Securities”) has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any Securities of Ablynx. Following its approval by the Belgian Financial Services and Markets Authority (FSMA), the prospectus as well as the memorandum of response of Ablynx board, will be made available to all holders of Securities of Ablynx at no expense to them. Copies of these documents may be obtained for free by contacting Sanofi at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors.

Agenda Executing on our Strategy Olivier Brandicourt - Chief Executive Officer Sustaining Innovation Elias Zerhouni - President, Global R&D Leadership in rare diseases Bill Sibold – EVP, Sanofi Genzyme Financial transaction highlights Jérôme Contamine - EVP, Chief Financial Officer Concluding remarks Olivier Brandicourt - Chief Executive Officer

Olivier Brandicourt Chief Executive Officer EXECUTING ON OUR STRATEGY

Ablynx: Provides a Leading Platform Technology and Enhances our Late-Stage Pipeline Innovative Nanobody® platform strengthens Sanofi’s multi-targeting R&D strategy 1 Caplacizumab expands rare blood disorders franchise following Bioverativ deal(1) 2 Complementary mid-stage (anti-RSV Nanobody®) and pre-clinical programs 3 Expected to be neutral to Business EPS in 2018 and 2019 4 Subject to closing of the tender offer

Sanofi Focuses on Leading Technology Platforms Existing research collaboration agreement with Sanofi focused on immune-mediated inflammatory diseases Addressing Multiple Disease Targets with Single Complex Molecules siRNA Conjugates BioNTech mRNA Mixture PRR Antibody Conjugates Trigonal Peptides Multispecific Antibodies (bi- & tri-specific) Ablynx NanobodiesÒ PRR= Pattern Recognition Receptor CH2 CH3 VHH VHH

SUSTAINING INNOVATION Elias Zerhouni President, Global R&D

Sanofi’s Key R&D Strategies Ablynx’ Nanobody® Technology Platform Strengthens Sanofi’s Multi-Targeting Strategy Mode of Action biologics Therapeutic Modalities small molecules mono-targeting Technology Platforms licensing proprietary multi-targeting

# Strong Existing Relationship with Ablynx for the Treatment of Various Immune-Mediated Inflammatory Diseases

## A Leading Biologics Platform

- Up to **8 investigational programs focused on immune-mediated inflammatory diseases**
- Multiple drug targets in a single molecule
- Proven success:
  - >45 programs
  - >2,000 patients and volunteers treated with Nanobodies®



$V_{HH}$
$C_H2$
$C_H3$
$V_{HH}$

**Heavy-chain only Antibodies**

**Ablynx Nanobody®**

- Nano to pico-molar affinities
- Able to bind and block challenging targets
- Multiple administration routes
- Simple to manufacture

**Collaboration agreement signed with Ablynx in July 2017 in 4 potential indications(1)**

(1) Asthma/Chronic Obstructive Pulmonary disease (COPD), Rheumatoid Arthritis (RA), Atopic Dermatitis (AD), Psoriasis

SANOFI | 11

ALX-0171: Inhaled anti-RSV Nanobody® Exemplifies Benefits of Nanobody® Technology ALX-0171 is an investigational tri-valent anti-RSV Nanobody® No therapeutic for RSV widely in use Encouraging Phase 1/2a study results Initial indication of therapeutic effect was demonstrated Immediate and significant impact on viral replication Most common AEs were infections and respiratory disorders Results from Phase 2b study expected in H2 2018 ALX-0171 for symptomatic treatment is complementary to Sanofi’s RSV mAb(1) and vaccine in development for prevention (1) In collaboration with Medimmune Phase 1/2a Results Key Secondary Objectives Proportion of patients with detectable RSV 1.0 0.8 0.6 0.4 0.2 0.0 0 50 100 150 200 Placebo (N=13) ALX-0171 (N=22) Time (hours) Global Severity Score(2) (mean + SE) Placebo (N=15) ALX-0171 (N=26) 10 8 6 4 2 0 Day 1 predose Day 1 post dose Day 2 predose Day 2 post dose Day 3 predose Day 3 post dose

Opportunity to Accelerate Promising Early-Stage Pipeline Pre-Clinical Programs in 11 Identified Indications Inflammatory Bowel Disease Chronic Cough Parainfluenza Virus infection Acute Respiratory Distress Syndrome Hemophilia A&B Anti-Phospholipid Syndrome Complement-mediated diseases Rare Disease Immunology Oncology Hepatocellular Carcinoma Acute Myeloid Leukemia Immuno-oncology target Myelodysplastic Syndrome

LEADERSHIP IN RARE DISEASES Bill Sibold Executive Vice President, Sanofi Genzyme

# Acquired TTP: an Acute Life-Threatening Blood Clotting Disorder with no Approved Therapeutic Drug

## Acute and Life-Threatening

- Extensive microclot formation in small blood vessels
- Tissue ischemia, organ dysfunction, major thromoembolic events
- Up to 20% mortality rate in acute phase[(1)] and up to 80% of patients suffer from recurrences[(2)]

## Important Clinical Needs

- Faster resolution of acute episode of aTTP and related organ damage
- Reduce risk of mortality and thromboembolic events
- Prevent recurrences while on treatment
- Reduce risk of refractoriness to treatment
- Reduce dependency on plasma exchange

**~7,500 aTTP cases per year[(3)]**

(1) Allford *et al.*, BJH 2003, Kremer Hovinga, Blood 2010; Benhamou,Haematologica 2012
(2) Thejeel *et al.* 2016; Falter *et al.* 2013
(3) Incidence in the EU, North America and Japan estimated by Ablynx

SANOFI | 15

Strong Results from Phase 3 HERCULES Study % of patients without platelet count response Time (days) since first dose of study drug placebo N=73 caplacizumab N=72 Platelet normalisation rate ratio (95% CI) 1.55 (1.10, 2.20) Stratified log-rank test p-value <0.01 Reduction in Time to Platelet Count Response Primary endpoint met of reduction in time to platelet count response(1) Strong efficacy across range of secondary endpoints Recurrence in aTTP cut to 4% (vs 38% on placebo) 38% reduction in number of days of plasma exchange 65% reduction in number of days in ICU 31% reduction in hospital days Treatment emergent adverse events were similar between the treatment groups(2) Caplacizumab filed in EU in 2017 (under review) and U.S. BLA filing expected in H1 2018 Platelet count response was defined as initial platelet count ≥ 150×109/L with subsequent stop of daily PEX within 5 days Serious TEAEs were more common in the placebo (PBO) group, driven by patients experiencing a recurrence of aTTP. Consistent with the mechanism of action of caplacizumab, the percentage of subjects with any bleeding-related TEAE was higher for caplacizumab than the PBO treatment group (66.2% vs. 49.3%). Most bleeding-related TEAEs were mild or moderate in severity. There were 3 deaths in the PBO group and none in the caplacizumab group during the study drug treatment period.

FINANCIAL TRANSACTION HIGHLIGHTS Jérôme Contamine Executive Vice President, Chief Financial Officer

Acquisition Price Financial Ablynx shareholders to receive €45 per share in cash Values Ablynx at approximately €3.9 billion on a fully diluted basis Timing Expected to be neutral to Business EPS in 2018 and 2019 Entered into a bank credit facility Transaction unanimously approved by the Boards of both companies Expected to close by the end of Q2 2018(1) Transaction Highlights Subject to regulatory approvals and other customary closing conditions

Olivier Brandicourt Chief Executive Officer CONCLUDING REMARKS

Delivering on Key Strategic Objectives Shareholder Value Innovation Reshaping Expected to drive long-term value through a new technology platform, a promising late-stage asset, complementary mid-stage (anti-RSV Nanobody®) and pre-clinical programs Nanobody® platform provides excellent strategic fit with Sanofi’s transformed R&D model emphasizing biologics, multi-targeting and proprietary platforms Building on the Bioverativ acquisition(1) to expand the rare blood disorder franchise with registrational asset caplacizumab, a first-in-class treatment for aTTP Subject to closing of the tender offer

Q&A SESSION Jérôme Contamine EVP Chief Financial Officer Bill Sibold EVP Sanofi Genzyme Olivier Brandicourt Chief Executive Officer Elias Zerhouni President Global R&D